Exhibit 4.2.5

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of July 21, 2005, among Williams Scotsman, Inc., a Maryland corporation (the “Company”), the guarantors (the “Guarantors”) named in the Indenture (as defined below), Willscot Equipment, LLC (the “Subordinated Guarantor”) and The Bank of New York, as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors, the Subordinated Guarantor and the Trustee are parties to that certain Indenture, dated as of May 15, 1997 (as supplemented on September 1, 1998, February 4, 1999, June 29, 2001 and March 26, 2002, the “Indenture”), pursuant to which the Company’s 9 7/8% Senior Notes due 2007 (the “Notes”) were issued.  Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may make certain amendments to the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, the Company distributed an Offer to Purchase and Consent Solicitation Statement dated as of June 23, 2005, as amended on July 5, 2005 (the “Offer to Purchase”), in order to, among other things, make an offer to purchase (the “Offer”) all outstanding Notes upon terms and conditions described in the Offer to Purchase and to solicit consents (the “Consents”) from the Holders to amendments to the Indenture (the “Amendments”);

WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their consent to the Amendments; and

WHEREAS, the execution of this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel with respect to such authorization, and all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee in accordance with its terms have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Subordinated Guarantor and the Trustee mutually covenant and agree as follows:

1.                                       Effect. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.  Notwithstanding the foregoing, the amendments set forth in Section 2 below shall only become operative when validly tendered Notes representing at least a majority of the then aggregate outstanding principal amount of the Notes (excluding for such purposes any Notes owned by the Company or any of its Affiliates) are accepted for purchase pursuant to the Offer.  If, after the date hereof, either the Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer are not made on the Initial Payment Date or Subsequent Payment Date (as defined in the Offer to Purchase), as applicable, the amendments set forth in Section 2 shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof.

2.                                       Amendments.  The Indenture is hereby amended as follows:

(a)                                  The text of Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 of the Indenture is hereby deleted in its entirety and these Sections shall be of no further force and effect and the words “[INTENTIONALLY OMITTED]” shall be inserted, in each case, in place of the deleted text.

(b)                                 Section 4.05 is hereby amended to read as follows:

“The Issuer shall comply with TIA § 314(a).”

(c)                                  Section 5.01 is hereby amended to read as follows:

“The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (including Holdings), unless the resulting, surviving or transferee Person (the “Successor Issuer”) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture.

The Subordinated Guarantor may be consolidated with, may be merged into or may transfer all or substantially all its assets to the Issuer with the consent of the holders of all Subordinated Guarantor Senior Indebtedness then outstanding (in which case, if such consent has been given, the Subordinated Guarantee (including, without limitation, the provisions of Section 11.02) shall terminate and be extinguished).

The Successor Issuer shall be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, but the predecessor Issuer in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

Except as provided above in the second paragraph of this Section 5.01, the Issuer shall not permit the Subordinated Guarantor to, and the Subordinated Guarantor shall not, consolidate with or merge into or with, or convey, transfer or lease, in any transaction or a series of related transactions, all or substantially all of its assets to any Person; provided that the Subordinated Guarantor may be consolidated with, merged with or into, or transfer all or substantially all its assets to, any Guarantor with the consent of the holders of all Subordinated Guarantor Senior Indebtedness then outstanding (in which case, if such consent has been given, the provisions of the Subordinated Guarantee and Section 11.02 of this Indenture shall terminate and be extinguished).

Notwithstanding the above provisions, (x) one or more transfers of assets to the Subordinated Guarantor shall be permitted and (y) the Subordinated Guarantor may lease any or all of its assets to the Issuer or any Wholly Owned Subsidiary of the Issuer at any time.”

(d)                                 Section 6.01 is hereby amended to read as follows:

“An “Event of Default” occurs if:

(1)                                  the Issuer defaults in any payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days;

(2)                                  the Issuer defaults in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment shall be prohibited by Article Eleven;

(3)                                  the Issuer fails to comply with Section 5.01;

(4)                                  the Issuer fails to comply with Section 4.05 and such failure continues for 30 days after the notice specified below;

(5)                                  [Intentionally omitted];

(6)                                  [Intentionally omitted];

(7)                                  the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)                              commences a voluntary case;

(B)                                consents to the entry of an order for relief against it in an involuntary case;

(C)                                consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D)                               makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;

(8)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                              is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(B)                                appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(C)                                orders the winding up or liquidation of the Issuer or any Significant Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(9)                                  [Intentionally omitted]; or

(10)                            any of the Guarantees or the Subordinated Guarantee ceases to be in full force and effect or any of the Guarantees or the Subordinated Guarantee is declared to be null and void and unenforceable or any of the Guarantees or the Subordinated Guarantee is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or any of the Guarantors or the Subordinated Guarantor denies its liability under its Guarantee or the Subordinated Guarantee (other than by reason of release of a Guarantor or the Subordinated Guarantor in accordance with the terms of this Indenture).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (4) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the Default and the Issuer does not cure such Default within the time specified after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under clause (4) above, its status and what action the issuer is taking or proposes to take with respect thereto.”

(e)                                  Section 8.01 is hereby amended to read as follows:

“This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (a) either (i) all Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (b) the Issuer has paid all other sums payable under this Indenture by the Issuer; and (c) the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors and the Subordinated Guarantor discharged with respect to the Notes, the Guarantees, the Subordinated Guarantee and this Indenture (“Legal Defeasance”). Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for (a) the rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due, (b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (c) the rights, powers, trust, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith and (d) the Legal Defeasance provisions of this Section 8.01. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer, Holdings and the Guarantors, if any, released with respect to covenants contained in Section 4.05 (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event of Covenant Defeasance, those events described under Section 6.01(4), (7) (as it relates to Significant Subsidiaries), (8) (as it relates to Significant Subsidiaries) and (10) will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)                                  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders money or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay  the principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be;

(b)                                 the Issuer shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of either Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and

(c)                                  the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.”

(f)                                    Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to this Section 2, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture referred to in this Section 2 above or that have been otherwise deleted pursuant to this Fifth Supplemental Indenture are hereby deleted in their entirety.

3.                                       Notice of Supplemental Indenture.  The Company shall mail notice of this Supplemental Indenture to the Holders as required by Section 9.02 of the Indenture.

4.                                       Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

5.                                       Counterparts.  This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

6.                                       Effect on Indenture.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including with respect to this Supplemental Indenture.

7.                                       Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of such Act shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

8.                                       Separability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.                                       Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

10.                                 Benefits of Supplemental Indenture, etc.  Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

11.                                 Successors and Assigns.  All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors.

12.                                 Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

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IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first written above.

WILLIAMS SCOTSMAN, INC.

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

EVERGREEN MOBILE COMPANY

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

SPACE MASTER INTERNATIONAL, INC.

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

TRUCK & TRAILER SALES, INC.

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

WILLIAM SCOTSMAN OF CANADA, INC.

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

WILLSCOT EQUIPMENT, LLC

By:	William Scotsman, Inc.
as Sole Member

By:	/s/ John B. Ross
	Name:	John B. Ross
	Title:	Secretary

THE BANK OF NEW YORK, as Trustee

By:	/s/ Geovanni Barris
	Name:	Geovanni Barris
	Title:	Vice President